Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Holdings Corporation Announces the Signing of a
Definitive Agreement to Acquire Regency Hospital Company, L.L.C.
MECHANICSBURG, PENNSYLVANIA — June 21, 2010 — Select Medical Holdings Corporation (NYSE: SEM), the parent of Select Medical Corporation, today announced the signing of a definitive agreement to acquire all of the issued and outstanding equity securities of Regency Hospital Company, L.L.C. (“Regency”), an operator of long-term acute care hospitals, for approximately $210 million, including certain assumed liabilities. Regency is a portfolio company of Waud Capital Partners. The purchase price is subject to adjustment based on Regency’s net working capital on the closing date. Regency’s net revenue, income from operations, EBITDA (defined as earnings before interest, income taxes, depreciation and amortization) and net income for the year ended December 31, 2009 was $374.9 million, $16.2 million, $27.7 million (see attached reconciliation) and $6.2 million, respectively.
Regency operates a network of 23 long-term acute care hospitals, located in 9 states. The transaction, which is expected to close in the third quarter of 2010, is subject to a number of closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain healthcare regulatory approvals. Upon completion of the transaction, Select will operate 112 long term acute care hospitals in 28 states.
Select Medical Corporation is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2010, Select Medical Corporation operated 89 long term acute care hospitals and six acute medical rehabilitation hospitals in 25 states, and 959 outpatient rehabilitation clinics in 36 states and the District of Columbia. Select Medical Corporation also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical Corporation is available at http://www.selectmedicalcorp.com.
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;
•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;
•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;
•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;
•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;
•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;
•	shortages in qualified nurses or therapists could increase our operating costs significantly;
•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;
•	the loss of key members of our management team could significantly disrupt our operations;
•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;
•	the ability to refinance our outstanding indebtedness before it comes due;
•	the ability to obtain any necessary or desired waiver or amendment from our lenders may be difficult due to the current uncertainty in the credit markets;
•	the inability to draw funds under our senior secured credit facility because of lender defaults; and
•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Reconciliation of Regency Hospital Company, L.L.C.
Net Income to EBITDA

Year ended
December 31, 2009
(in thousands)
(unaudited)

Net income	$6,155
Income taxes	465
Interest expense, net of interest income	9,547
Depreciation and amortization	11,495

EBITDA	$27,662

Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation